Exhibit 10.41

[English Translation — Original in Hebrew]

To
Migdal Sahar Insurance Company Ltd.
Mivtahim – Pension Fund Ltd.
Life Insurance Division

Dear Madam, Sir,

Subject: Managers’ insurance policies on the name of Sperling Meir

We hereby notify you of our consent to obtain title to the above managers’ insurance policy/ies starting as of 17.9.2000 (September 17, 2000). We will hold the policies subject to all of their terms, provisions and restrictions, including provision of automatic ownership transfer to the insured in any event of end of employment. The meaning of this provision is giving an irrevocable instruction under which the ownership to the policy will be automatically transferred to the insured if the insured employment with the employer will terminate for any reason. The owner of the policy will not be able to receive refund of any kind nor will be able to anyhow use the monies (lien, loan etc.) without obtaining the insured’s consent.

Please include in the policies a clause ensuring the sole right of the insured himself, in any event of payment on these policies’ account, to all amounts accumulated in the policy until above date.

Monthly salary of the insured is 56,000 NIS. Payments are linked to the salary as will be from time to time.

Employer provisions

Employee provisions

8.33% for compensation

5.00% for rewards

5.00% for rewards
2.50% for disability and inability to work

Part of the provisions will be paid to “Mivtahim” pension fund in accordance to a ceiling (cap) that will be updated from time to time.

I hereby confirm and agree in advance to adapt the policies to changes in the premiums and in the insurance amounts.

/s/ Meir Sperling

COMVERSE INFOSYS LTD.

Meir Sperling
signature and stamp of
recipient of ownership